Exhibit 7(b)

Euramax International, Inc. and Subsidiaries
Pro Forma Condensed Combined Financial Statements
(Thousands of U.S. Dollars)
(Unaudited)

The following unaudited Pro Forma Condensed Combined Financial Statements have been prepared by taking the historical financial statements of Euramax International, Inc. and Subsidiaries ("Euramax" or "the Company"), Gutter World, Inc. and Global Expanded Metals, Inc. ("Gutter World" and "Global," respectively) and giving effect to the Transaction as if it had occurred on December 31, 1999, in respect to the Balance Sheet, and January 1, 1999 in respect to the Statements of Earnings. The historical financial statements of Gutter World and Global are presented on a calendar-month basis ending December 31, 1999, whereas the Company's financial statements are presented on a 52-53 week year reporting basis, with the year ending on December 31, 1999. Management does not believe the difference in reporting periods has significant impact upon the pro forma statements.

The Transaction was accounted for under the purchase method of accounting. The initial purchase price, including related fees and expenses, has been allocated to the acquired assets and assumed liabilities based upon management's preliminary estimates of their fair value, with the remainder allocated to goodwill. Management does not expect further adjustments to the purchase price to be significant. The pro forma earnings adjustments include adjustments to eliminate the effect of transactions between Gutter World and Global and between Gutter World and Amerimax Home Products, Inc., a Euramax subsidiary; to record interest expense related to the Borrowings; to record an adjustment to depreciation expense and to record amortization of goodwill resulting from the Transaction; and to record the related income tax effects. The pro forma balance sheet adjustments include adjustments to eliminate receivables and payables between Gutter World and Global and between Gutter World and Amerimax Home Products, Inc.; to record long-term debt and deferred financing fees related to the Borrowings to fund the Transaction; to record accrued acquisition fees and expenses; and to record adjustments to acquired assets and assumed liabilities to allocate the purchase price, with the remainder allocated to goodwill.

The unaudited Pro Forma Condensed Combined Financial Statements do not purport to be indicative of the results that would actually have been obtained if the Transaction had occurred on the date indicated or of the results that may be obtained in the future. The pro forma adjustments, as described in the accompanying footnotes, are based on available information and certain assumptions that management believes are reasonable.

Euramax International, Inc. and Subsidiaries
Pro Forma Condensed Combined Statement of Earnings
Year ended December 31, 1999
(Thousands of U.S. Dollars)
(Unaudited)

	Euramax International, Inc.	Gutter World, Inc.	Global Expanded Metals, Inc.	Total Historical	Pro Forma Adjustments		Pro Forma
Net Sales	$596,759	$20,672	$7,598	$625,029	$(5,086	)(a)	$619,943

Costs and expenses:
Cost of goods sold	479,730	11,559	5,682	496,971	(5,086	)(b)	491,885
Selling and general	57,986	3,050	951	61,987	(89	)(d)	61,898
Depreciation and amortization	13,728	535	177	14,440	2,149	(c)	16,589

	551,444	15,144	6,810	573,398	(3,026)		570,372

Earnings from operations	45,315	5,528	788	51,631	(2,060)		49,571
Interest expense, net	(21,806)	(121)	(41)	(21,968)	(4,234	)(e)	(26,202)
Other income (expense), net	(933)	(787)	(144)	(1,864)	(89	)(f)	(1,953)

Earnings before income taxes	22,576	4,620	603	27,799	(6,383)		21,416
Provision for income taxes	11,017	—	—	11,017	(452	)(g)	10,565

Net earnings	11,559	4,620	603	16,782	(5,931)		10,851
Dividends on redeemable preference shares	6,381	—	—	6,381	—		6,381

Net earnings available for stockholders	$5,178	$4,620	$603	$10,401	$(5,931)		$4,470

See Notes to Pro Forma Condensed Combined Financial Statements.

Euramax International, Inc. and Subsidiaries
Pro Forma Condensed Combined Balance Sheet
As of December 31, 1999
(Thousands of U.S. Dollars)
(Unaudited)

	Euramax International, Inc.	Gutter World, Inc.	Global Expanded Metals, Inc.	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and equivalents	$13,385	$357	$136	$13,878	$—		$13,878
Accounts receivable, net	80,087	1,046	409	81,542	(75	)(e)	81,467
Inventories	82,499	941	451	83,891	—		83,891
Deferred income taxes	2,518	—	—	2,518	—		2,518
Other current assets	1,753	27	14	1,794	(4	)(a)	1,790

Total current assets	180,242	2,371	1,010	183,623	(79)		183,544
Property, plant and equipment, net	120,409	3,924	840	125,173	(1,125 3,107	)(a) (b)	127,155
Deferred income taxes	6,638	—	—	6,638	—		6,638
Goodwill, net	82,587	—	—	82,587	37,689	(d)	120,276
Other assets	9,783	112	4	9,899	1,000	(g)	10,899

	$399,659	$6,407	$1,854	$407,920	$40,592		$448,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Cash overdrafts	$2,009	$—	$—	$2,009	$—		$2,009
Accounts payable	49,682	624	382	50,688	(75	)(e)	50,613
Accrued expenses	23,261	113	47	23,421	436	(f)	23,857
Accrued interest payable	3,815	—	—	3,815	—		3,815
Line of credit	—	—	210	210	(210	)(a)	—
Income taxes payable	4,276	—	—	4,276	—		4,276
Deferred income taxes	393	—	—	393	—		393
Current maturities of long-term debt	6,236	291	53	6,580	(344	)(a)	6,236

Total current liabilities	89,672	1,028	692	91,392	(193)		91,199
Long-term debt, less current maturities	215,043	793	45	215,881	(838 46,114	)(a) (h)	261,157
Other liabilities	9,187	—	—	9,187	—		9,187
Deferred income taxes	20,689	—	—	20,689	1,212	(c)	21,901

Total liabilities	334,591	1,821	737	337,149	46,295		383,444

Commitments and contingencies
Stockholders' equity:
Common stock	500	5	1	506	(6	)(i)	500
Additional paid-in capital	53,220	3	—	53,223	(3	)(i)	53,220
Retained earnings	16,525	4,578	1,116	22,219	(5,694	)(i)	16,525
Accumulated other comprehensive loss	(5,177)	—	—	(5,177)	—		(5,177)

Total stockholders' equity	65,068	4,586	1,117	70,771	(5,703)		65,068

	$399,659	$6,407	$1,854	$407,920	$40,592		$448,512

See Notes to Pro Forma Condensed Combined Financial Statements.

Euramax International, Inc. and Subsidiaries
Notes to Pro Forma Condensed Combined Financial Statements
(Thousands of U.S. Dollars)
(Unaudited)

The acquisition of Gutter World and Global has been accounted for using the purchase method of accounting. The components of the purchase price and the preliminary allocation of the purchase price to the assets acquired and liabilities assumed are summarized as follows:

Purchase price paid to seller		$45,205
Transaction expenses		345

Total purchase price		$45,550
Gutter World and Global net book value of assets, less assets and liabilities not acquired		5,966

Excess of cost over net book value of assets acquired		$39,584

Adjustments:
Step up in fair value of property, plant and equipment	3,107
Record deferred income tax on step up in basis of property, plant and equipment	(1,212)

Total adjustments		1,895

Net goodwill adjustment		37,689

		$39,584

Pro forma adjustments—Condensed Combined Statement of Earnings

Sales:

(a)
Elimination of Global sales to Gutter World and Gutter World sales to Amerimax Home Products, Inc.

Cost of goods sold:

(b)
Elimination of cost of goods sold on Global sales to Gutter World and Gutter World sales to Amerimax Home Products, Inc.

Depreciation and amortization:

(c)
Increase in depreciation expense of $265 based on stepped-up values of property, plant and equipment, and amortization of goodwill resulting from the transaction of $1,884.

Selling and general:

(d)
Elimination of management fee paid by Global to Gutter World.

Interest expense:

(e)
Increase in net interest expense resulting from the pro forma capitalization necessary to fund the Transaction:

Year ended December 31, 1999
Interest Expense
Revolving credit facility $6,114 at 7.9375%	$485
Tranche D term loan $40,000 at 8.8125%	3,525
Commitment fee on unused revolving credit	186

Cash interest expense	4,196
Amortization of deferred financing costs $1,000 over 5 years	200

Pro forma interest expense	4,396
Elimination of historical interest expense of Gutter World and Global	(162)

$4,234

(f)
Elimination of management fee received by Gutter World from Global.

(g)
Net change in provision for income taxes as a result of 1) providing a provision on the Gutter World and Global historic earnings before taxes at 39%; and 2) tax effecting the pro forma adjustments at 39%.

Euramax International, Inc. and Subsidiaries
Notes to Pro Forma Condensed Combined Financial Statements—Continued
(Thousands of U.S. Dollars)
(Unaudited)

Pro forma adjustments—Condensed Combined Balance Sheet

  (a)
  Remove Gutter World and Global assets not acquired and liabilities not assumed including: property, plant and equipment of $1,125; other assets of $4; line of credit of $210; and long-term debt, including current maturities, of $1,182.

  (b)
  Record step up in basis of property, plant and equipment to fair value.

  (c)
  Record deferred income tax on step up in basis of property, plant and equipment at 39%.

  (d)
  Record goodwill resulting from the transaction (see summary analysis in opening paragraph of these Notes to Pro Forma Condensed Combined Financial Statements).

  (e)
  Eliminate trade receivables and trade payables between Global and Gutter World and between Gutter World and Amerimax Home Products, Inc.

  (f)
  Record accrued acquisition fees and financing fees.

  (g)
  Record deferred financing fees.

  (h)
  Record Borrowings—revolving credit facility of $6,114 and Tranche D term loan of $40,000.

  (i)
  Eliminate equity of Gutter World and Global.